Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Act”), the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G with respect to the shares of Class A Common Stock of Inovalon Holdings, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such Schedule 13G and that all subsequent amendments to such statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Inovalon Holdings, Inc.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 8, 2019.

KEITH R. DUNLEAVY, M.D.

By: /s/ Keith R. Dunleavy, M.D.

MERITAS GROUP, INC.

By: /s/ Keith R. Dunleavy, M.D.
Name: Keith R. Dunleavy, M.D.
Title: Sole Officer and Director

MERITAS HOLDINGS, LLC

By: /s/ Keith R. Dunleavy, M.D.
Name: Keith R. Dunleavy, M.D.
Title: Manager

[Signature Page of Joint Filing Agreement to
Schedule 13G – Inovalon Holdings, Inc.]